Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
DiamondRock Hospitality Company:

We consent to the use of our reports with respect to the consolidated financial statements, the related financial statement schedule, and the effectiveness of internal control over financial reporting incorporated by reference herein.  Our reports refer to a change in the method of accounting for discontinued operations.

/s/ KPMG LLP

McLean, Virginia

May 6, 2016